EXHIBIT 99.1

Contact:
 Ken Lowe
Sigma Designs, Inc.
Tel: 408.957.9850
Fax: 408.957.9741
ir@sdesigns.com

Sigma Designs Raises $ 10.65 Million Through Private Placement

MILPITAS, Calif.--June 25, 2003--Sigma Designs (Nasdaq:SIGM), a leader in digital media processing for consumer appliances, today closed the sale of 1.3 million shares of common stock to a single institutional investor for gross proceeds of approximately $10.65 million. The private placement was based solely on common stock with no warrants issued. The company intends to use the net proceeds of this financing for working capital.

About Sigma Designs, Inc.

Sigma Designs specializes in silicon-based MPEG decoding for streaming video, progressive DVD playback and advanced digital set-top boxes. The company's award-winning REALmagic® Video Streaming Technology is used in both commercial and consumer applications providing highly integrated solutions for high-quality decoding of MPEG-1, MPEG-2, and MPEG-4. Headquartered in Milpitas, Calif., the company also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit the company's web site at www.sigmadesigns.com.

REALmagic® is a registered trademark of Sigma Designs, Inc. Other product and service names mentioned herein are the trademarks of their respective owners.